UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 19, 2022

ALLIED HEALTHCARE PRODUCTS, INC.
(Exact name of Company as specified in its charter)

Delaware	0-19266	25-1370721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1720 Sublette Avenue, St. Louis, Missouri (Address of principal executive offices)	63110 (Zip Code)

Company’s telephone number, including area code
(314) 771-2400

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Company is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01	AHPI	The NASDAQ Stock Market, LLC

Item 2.05 Costs Associated with Exit or Disposal Activities

Item 2.06 Material Impairments

On December 19, 2022, the Board of Directors of Allied Healthcare Products, Inc. (the “Company”) approved a reduction in force that will impact employees of its St. Louis, Missouri manufacturing facilities and certain employees of its administrative offices. Affected employees have been provided pre-termination notices as required by the federal Worker Adjustment and Retraining Notification (“WARN”) Act and applicable state laws. The reduction in force has been adopted in response to the Company’s ongoing losses from operations.

Workers will remain employed through the 60-day WARN Act notice period, at which point the terminations will be effective. The Company does not expect to incur material severance obligations. The reduction in force will result in the termination of substantially all of the Company’s union employees, which is expected to trigger withdrawal liabilities owed to certain multiemployer pension plans which were recently estimated by such pension plans to be $17.5 million. The actual multiemployer plan withdrawal liability is not likely to be known until the conclusion of any and all appeal processes.

The Company expects that it will incur material additional costs in association with actions that are contemplated pursuant to the reduction in force, which could include the impairment of assets and professional fees. The Company is unable at this time to estimate the full amount of such charges and impairments. The Company will file an amendment to this Form 8-K within four business days after it determines an estimate or range of estimates of these costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIED HEALTHCARE PRODUCTS, INC.

By:
Date: December 22, 2022	/s/ Daniel C. Dunn
Daniel C. Dunn
Chief Financial Officer